CONSENT OF INDEPENDENT CHARTERED ACCOUNTANT

Oban Mining Inc.
412 Memorial Drive, N.E.
Calgary, Alberta, Canada
T2E 4Y7

I hereby consent to the use in the Prospectus constituting a part of this Registration Statement of my report dated August 1, 2001 relating to the financial statements of Oban Mining Inc. at June 30, 2001 and December 31, 2000 which is contained in that Prospectus. My report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

I also consent to the reference to myself under the caption "Experts" in the Prospectus.

Vancouver, British Columbia
September 11, 2001

/s/ Matthew Hoogendoorn
Matthew Hoogendoorn, C.A.